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                                                                  Exhibit (c)(3)


                            CONFIDENTIALITY AGREEMENT

This letter sets forth the Confidentiality Agreement (the "Agreement") between Riedman Corporation (the "Recipient") and Penobscot Shoe Company (the "Company"), whereas the Company and the Recipient are in discussions regarding a possible business transaction (a "Transaction"). In connection with the consideration of a Transaction, it will be necessary for the Company, or Advest, Inc. ("Advest") as the Company's financial advisor, to release to the Recipient certain confidential oral and written information (the "Confidential Information" as defined in Section 2). In consideration of being furnished with such Confidential Information, Riedman Corporation agrees to the provisions of this Agreement set forth below.

1. Disclosure and Use of Confidential Information. (a) The Recipient shall disclose the Confidential Information only to those of its directors, officers, employees, counsel, agents, financial advisers, investment bankers and commercial bankers (collectively "Representatives") authorized and necessary in considering a Transaction, and take all appropriate steps to prevent the unauthorized use or disclosure of the Confidential Information by such Representatives including their acknowledgments that they have read and understand this Agreement and undertake to be bound by its terms, and not to allow access to the Confidential Information by any other person.

         (b) The Recipient shall not, without the prior written consent of the Company, disclose to any person or entity other than its Representatives either (i) the fact that discussions or negotiations are taking place concerning a Transaction between the Company and the Recipient, or (ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status of negotiations with respect thereto.

         (c) Unless authorized by the Company, the Recipient shall refrain from any contact with the Company's employees, competitors, or customers, or their affiliates, officers or directors regarding the Recipient's involvement with the Company or any other matter pertaining to the Company or contained in the Confidential Information.

         2. Confidential Information. (a) The term "Confidential Information," as used herein, shall mean any and all oral, written or tangible (including information on diskette or other data storage media) information relating to the business or operations of the Company not generally known by others, including, but not limited to, that contained in the Confidential Information Memorandum provided by Advest, and that relating to products and proposed products, customers, suppliers, manufacturers, methods of merchandising and selling, finances, organizational structure, operating procedures, business plan and strategies, sales volume, pricing and proposed pricing and sales and marketing
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CONFIDENTIALITY AGREEMENT
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         strategies of the Company as well as any other information which gives or may give the Company a competitive advantage over its competitors. Confidential Information shall also include
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CONFIDENTIALITY AGREEMENT
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         comparable information that the Company may receive or has received belonging to others who do business with the Company.


         (b) All information relating to the Company and its business shall be deemed to be and treated as Confidential Information subject to the provisions of this Agreement unless clearly marked otherwise or unless
         (i) it was generally known to the public prior to disclosure to the Recipient; (ii) it becomes generally known to the public through no wrongful act or failure to act by the Recipient; (iii) it is lawfully in possession of the Recipient, as evidenced by written documents, prior to the receipt of the Confidential Information; or (iv) it is disclosed to the Recipient by a source other than the Company, which disclosure is not in breach or violation of any law or any obligation to the Company or any other person or entity.

3. Return of Tangible Materials. Upon request by the Company, the Recipient will return all Confidential Information in its own possession or by any of its Representatives and, subject to applicable legal and regulatory requirements, will destroy any copies, including all summaries, analyses, studies and other documents prepared, compiled, developed or otherwise acquired by the Recipient or any Representative during the course of its business relationship with the Company (collectively "Tangible Materials"). An authorized officer of the Recipient shall confirm such return and destruction in writing to the Company.

4. No Representation or Warranty. The Recipient understands and acknowledges that neither the Company nor any of its representatives or advisors, including without limitation Advest, has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and that the Recipient will conduct and rely solely upon its own investigations into the affairs and business prospects of the Company and the representatives of the Company set forth in a definitive transaction agreement with the Company as the basis for the potential Transaction. The Recipient agrees that neither the Company, nor any of its respective officers, directors, employees, stockholders, owners, affiliates or advisors, will have any liability to the Recipient or any other person resulting from the Recipient's use of the Confidential Information; except that those representations or warranties, if any, which are made to the Recipient in a definitive transaction agreement when, as, and if any is executed and delivered, and subject to such limitations and restrictions as may be specified in such transaction agreement, will be legally binding upon the party(s) so representing and warranting.

5. Non-Solicitation of Employees. The Recipient agrees that for a period of one year from the date of the Recipient's termination of discussions with Advest or the Company that neither it, nor any of its subsidiaries will solicit the employment of any person who was, as of the date hereof, an employee of the Company whose identity and position or job functions have been disclosed during the period of
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CONFIDENTIALITY AGREEMENT
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         investigation of a proposed Transaction, unless such person was no longer employed by the Company prior to such solicitation.

6. Rule 10b-5 Limitations. The Recipient hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7. Due Authorization and Ownership. Each party hereto represents and warrants to the other as follows:

                  (a) This Agreement has been duly authorized by all requisite corporate action and such party has the corporate power and authority to execute and deliver, and to perform its obligation under, this Agreement.

                  (b) This Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  (c) As of the date of this Agreement, neither the Recipient nor its affiliates and associates (as defined in Rule 12b-2 under the Exchange Act) beneficially own any of the outstanding voting securities of the Company.

8. Remedies. The Recipient assumes liability for damages arising from the unauthorized use or disclosure of the Confidential Information or any breach of this Agreement by its authorized Representatives or former authorized Representatives. Because any breach by the Recipient of the terms of this Agreement may result in irreparable harm to the Company for which the Company would have no adequate remedy at law, the Company will be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to the Company at law or in equity.

9. Waiver. It is understood and agreed by the Recipient that no failure or delay by the Company under this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial waiver or consent given by the Company on any one occasion be construed as a bar to or waiver of any right on any other occasion.

10. Construction and Interpretation. This Agreement, and all questions arising in connection herewith, shall be governed and construed in accordance with the laws of the State of Maine. The Recipient hereby submits to the non-exclusive
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         jurisdiction of the courts of the State of Maine and the federal courts of the United States located in such state for purposes of any action relating to the interpretation or enforcement of the provisions of this Agreement.

11. Miscellaneous. It is understood that all (i) communications regarding a Transaction with the Company, (ii) requests for additional information,
         (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures in pursuing a Transaction will be submitted or directed to Mr. Rex H. Green, Managing Director, Advest; Irving Kagan, Chairman of the Company; or Company's attorneys. The Agreement shall remain in effect for a period of two years from the date of receipt of the Confidential Information by the Recipient.

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CONFIDENTIALITY AGREEMENT
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If you agree to the terms of this Agreement, please indicate your acceptance by signing it where indicated on the following page and returning it to the attention of Mr. Rex H. Green of Advest.

AS RECIPIENT:

By: H. James R. Riedman                                       Date: 9/21/99

Printed Name: James

Title: Chief Executive Officer

For and on behalf of: Riedman Corporation



ACKNOWLEDGED, AGREED AND CONFIRMED:

By: /s/ Irving Gagan                                          Date: 9/21/99

Printed Name: Irving Kagan

Title: Chairman and Chief Executive Officer

For and on behalf of: Penobscot Shoe Company (the "Company")